EXHIBIT 10.6

                 NONCOMPETE AND TERMINATION AGREEMENT


     THIS AGREEMENT (the "Agreement"), made and entered into this day of February, 1996 by and between JOHN H. HARLAND COMPANY (the "Company") and ("Employee");

     In consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1.  Noncompetition Undertakings.

     1.1  Acknowledgement of Access to Confidential Matters.     Employee
and the Company recognize and acknowledge that as a result of his employment with the Company:

          (a) Employee has had and will continue to have access to technology utilized by the Company and its subsidiaries (collectively, the "Company") in connection with their operations, which, technology is unique to the Company, including production operating systems, order entry systems, conveyor systems, quality control practices and other technology developed by the Company for its various products and systems.

          (b) Employee has had and will continue to have access to and knowledge of all financial statements and related data for the Company, including pricing, sales and training manuals, and other confidential materials utilized by the Company; complete and detailed knowledge of all the products of the Company and their capacities and specifications; and knowledge of all of the systems and procedures of the Company with regard to selling, pricing, and financing its products.

          (c) Employee has had and will continue to have specific knowledge regarding the Company's customers, including their specific needs and current and anticipated requirements for the Company's products.

     1.2 Potential Injury to Company. Employee further recognizes, acknowledges and agrees that the confidential information and trade secrets specified herein constitute valuable, special and unique assets of the Company and that the improper use or disclosure thereof would cause substantial loss of competitive advantage and other injury to the Company. Employee further agrees that the training and experience gained while employed by the Company and the knowledge acquired during such employment regarding the aforesaid information would enable him to injure and cause substantial harm to the Company if he should compete with the Company in its business before the expiration of a reasonable time after termination of his employment with the Company.
     1.3  Noncompetition.  For the reasons recited in subsections 1.1 and
1.2 above and except as set forth below, Employee covenants and agrees that so


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long as he is an employee of the Company and for a period of two (2) years after termination of such employment, whether by Employee or by the Company, Employee will not serve as an officer, executive, employee in a managerial capacity, partner, consultant or stockholder (other than as a stockholder of the Company) of any entity engaged in competition with the Company in the continental United States, Puerto Rico or the Virgin Islands. The agreements of Employee contained herein shall not prevent him from purchasing or owning an investment of not more than 1% of the outstanding capital stock of a publicly held company engaged in competition with the Company, so long as his only relationship with such company is as an investor.

     The covenant not to compete set forth in this subsection 1.3 shall not apply to Employee in the event his employment with the Company is terminated pursuant to either Section 3.1 or Section 3.2 hereof.

     The covenants on the part of Employee contained in this Section 1.3, and in Sections 1.4 and Section 1.5 hereof, shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.

     1.4 Nondisclosure. Employee further covenants and agrees that neither during his employment by the Company nor after termination of such employment, whether by Employee or by the Company, will he, for any reason or in any manner whatsoever:

          (a)  disclose any trade secrets belonging to the Company, or

     (b) for a period of two (2) years after such termination, disclose any confidential information belonging to the Company, including, but not limited to, the trade secrets and confidential information described in subsection 1.1 above, of which he acquired knowledge during and on account of his employment with the Company.

     1.5 Company Materials. Employee further covenants and agrees that, neither during his employment by the Company nor after termination of his employment with the Company for any reason whatsoever, will he take from the Company or any of its offices any customer lists, manuals or other records of the Company, regardless of whether he has worked on such records, or any account to which they pertain.

     Section 2.  Termination of Employment.

     2.1 Termination. Except as provided in Section 2.2 hereof, nothing herein shall affect the rights of the Company or Employee to terminate the Employee's employment with the Company, with or without cause; provided, however, that the covenants and agreements contained herein shall survive any such termination of employment as provided for herein.

     2.2 Company Obligation. The Company agrees that it will not terminate Employee's employment with the Company, without good cause, for a period of six (6) months from the date hereof.



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     Section 3.  Effect of Certain Terminations of Employment.

     3.1  By the Company.

          (a) In the event that, at any time after a "Change in Control" of the Company (as hereinafter defined), shall have occurred, Employee's employment with the Company is terminated by the Company or its successor for any reason other than for "Good Cause" (as defined below), then (i) the Company or its successor shall pay to Employee, in a lump sum at the time of such termination, his "Severance Pay" (as hereinafter defined) and (ii) the covenant not to compete of Employee contained in
     Section 1.3 hereof shall no longer be applicable.

          (b) Any reduction in Employee's base compensation or a material reduction or adverse change in his duties and responsibilities, or any change in his work which involves a relocation of his principal place of employment by more than 50 miles or which requires a change in his residence shall be treated as a termination of his employment by the Company under this Section 3.1 unless either (i) Employee consents in writing to such reduction or change, (ii) the Company can demonstrate by clear and convincing evidence that such reduction or change was based primarily on Employee's failure to reasonably perform his duties and responsibilities under the circumstances and, further, that such reduction or change was made only after the Company had provided Employee with written notice of such failure and a reasonable period of time to correct such failure or (iii) such reduction or change comes more than two years after such Change in Control.

          (c) In the event of any involuntary termination of employment of the Employee by the Company, other than termination for Good Cause, Employee shall be entitled to receive, in a lump sum within ten business days after the effective date of such termination, an amount equal to the base salary to which Employee would have been entitled for the next twelve months, had his employment continued with the Company. For the purposes of this agreement, Good Cause shall consist of (i) embezzlement of funds, the commission of fraud against the Employer, or gross negligence or willful misconduct in the performance of Employee's duties, (ii) the failure of Employee to devote substantially his full time to the fulfillment of his duties with the Company, or (iii) the Employee's conviction of a felony or any act of fraud or any other act of moral turpitude.

     3.2 By Employee. In the event that, within one year after a Change in Control shall have occurred, Employee shall resign as an employee of the Company for any reason whatsoever, then (i) the Company shall pay to Employee, in a lump sum within ten (10) business days after such termination, his Severance Pay (as hereinafter defined) and (ii) the covenant not to compete of Employee contained in Section 1.3 hereof shall no longer be applicable.

     3.3 Change in Control of the Company. For purposes of this Agreement, a Change in Control shall be deemed to have occurred (a) upon the sale by the Company of all or substantially all of its assets, the consolidation of the Company with another person, or the merger of the Company with any person as a result of which merger the Company is not the surviving entity, or (b) if


                                   EX 10.6 - 3
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beneficial ownership of more than 50% ownership of the common stock of the
Company is held by any person or entity. "Beneficial Ownership" shall have the meaning provided in Rule 13d-3 under the Securities Exchange Act of 1934.

     3.4 Severance Pay. For the purpose of this Agreement, the Employee's Severance Pay shall equal the lesser of

     (a) three times Employee's average compensation as reported by the Company to the Internal Revenue Service on its form W-2 (or any successor to such form) for the five calendar year period (or such lesser period as he has been employed by the Company) which immediately precedes the date his employment terminates under either Section 3.1 or
     Section 3.2, or

          (b) the maximum payment which the Company can make to Employee as a result of a Change in Control (i) without the Company's federal income tax deduction for any portion of such payment being denied as an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended ("Code") or any successor to such section, and
     (ii) without Employee being subject to a federal excise tax on all or any part of such payment under Code Section 4999 or any successor to such section, where a public accounting firm reasonably acceptable to Employee shall (at the Company's expense) calculate such payment, certify to Employee that such payment satisfies the requirements of this
     Section 3.4(b) and prepare and sign Employee's federal income tax return for the year for which such payment is reportable on such return.

     Section 4.  Term of Agreement.

     This Agreement shall commence on the date first set forth above and shall continue for an initial term of five years from such date. Thereafter, this Agreement shall automatically be renewed for successive twelve- month periods, unless terminated by either party upon written notice at least six months prior to the anniversary date hereof.

     Section 5.  Miscellaneous.

     5.1  Binding Effect.

          (a) This Agreement shall inure to the benefit of and shall be binding upon Employee, his executor, administrator and heirs but may not be assigned by him. This Agreement shall be binding upon the Company and its successors and assigns.

          (b) (i) Prior to a Change in Control of the Company this Agreement may not be transferred or assigned by the Company, either by voluntary action or by operation of law.

               (ii) After a Change in Control of the Company, this Agreement may be transferred or assigned by the Company and shall be binding on the transferee or assignee; provided, however, that Employee shall be given written notice thereof at least twenty (20) days prior to the proposed transfer or assignment.



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     5.2  Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provision were omitted.

     5.3 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     5.4. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement may be modified only by written instrument signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                   JOHN H. HARLAND COMPANY


[CORPORATE SEAL]                BY:


Attest:



                                   EMPLOYEE



WITNESS:




















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